EXHIBIT 2.(i)(A)(1)


                  FIRST AMENDMENT TO AGREEMENT
                       AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of this 15th day of June, 1994, among Montgomery Ward & Co., Incorporated, an Illinois corporation ("Purchaser"), LMR Acquisition corporation, a Massachusetts Corporation ("LMR"), and the Stockholders' Committee (as defined in that certain Agreement and Plan of Merger, dated March 17, 1994, among Ward, LMR, MW Merger Corp., and the Stockholders of LMR Acquisition Corporation executing counterparts of said Agreement (the "Agreement")). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.


                         R E C I T A L S

     A. Pursuant to the Agreement, LMR has become a wholly owned subsidiary of Purchaser.

     B. Purchaser, LMR and the Stockholders' Committee desire to amend the Agreement.


                       A G R E E M E N T S

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 1.8(e)(vi) of the Agreement is hereby amended to read as follows:

          "(vi) Lechmere may provide space to Purchaser at up to eleven (11) retail stores, to operate leased jewelry departments, and Lechmere may incorporate tests of new merchandise strategies for furniture categories at up to four
     (4) retail stores (which furniture tests may also be operated as leased departments). For the leased departments, Purchaser shall pay, or reimburse Lechmere for, all expenses in connection therewith, including without limitation advertising, distribution and compensation expenses but excluding occupancy costs. For leased jewelry departments, Purchaser shall pay commissions to Lechmere at the rate of 15% of net sales of such departments. For any leased furniture departments, Purchaser shall include in the Adjusted Gross
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     Profit calculation an amount equal to what the Adjusted Gross
     Profit from such operations would have been if Lechmere had conducted such operations, and commission income from leased furniture departments will be disregarded. For the purposes of the calculation of Adjusted Gross Profit, commission income from leased jewelry departments and Adjusted Gross Profit from said test strategies (if any) shall be included in the calculation and no adjustment shall be made for lost Adjusted Gross Profit, if any, from merchandise categories displaced resulting from the test;".

     2. Schedule I to the Agreement is amended to add to Part II of each of the subsections thereof relating to the new stores to be opened in Saugus, Massachusetts, Portland, Maine, Milford, Connecticut and North Haven Connecticut the following respective amounts for those respective stores, with each month referred to therein being a fiscal month of Lechmere:

                                             North
                    Portland       Saugus    Haven     Milford
August 1994
  Minimum             13.6
  Maximum             14.4

September 1994
  Minimum             15.0                     9.4        8.9
  Maximum             15.9                     9.9        9.5

October 1994
  Minimum             10.5                     6.6        6.2
  Maximum             11.1                     7.0        6.6

November 1994
  Minimum             19.7                    12.3       11.7
  Maximum             20.9                    13.1       12.4

December 1994
  Minimum             23.4          21.7      14.7       13.9
  Maximum             24.8          23.0      15.5       14.7

January 1995
  Minimum              9.7           9.0       6.0        5.7
  Maximum             10.2           9.5       6.4        6.1

February 1995
  Minimum             10.5           9.7       6.6        6.2
  Maximum             11.1          10.3       7.0        6.6


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     3.   Except as amended hereby, the Agreement shall remain in
full force and effect.

     4. This First amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument.


     IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.


MONTGOMERY WARD & CO., INCORPORATED     LMR ACQUISITION CORPORATION

By:  /s/ John Workman                   By:  /s/ John Workman
     Executive Vice President           President


STOCKHOLDERS' COMMITTEE                 LECHMERE, INC.

By:  /s/ Richard Lubin                  By:  /s/ John Workman
     Richard K. Lubin                        Vice President

By:  /s/ Thomas Nolan
     Thomas Nolan

By:  /s/ Stephen Karp
     Stephen Karp

By:  /s/ J. Kent Flummerfelt
     J. Kent Flummerfelt